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                                                                    EXHIBIT 2(g)


                         UNITED STATES BANKRUPTCY COURT
                          WESTERN DISTRICT OF TENNESSEE
                                WESTERN DIVISION


IN RE :                              ]      CASE NO. 01-24607-DSK
                                     ]
RESPONSE ONCOLOGY, INC.,             ]      CHAPTER 11
RESPONSE ONCOLOGY MANAGEMENT         ]
OF SOUTH FLORIDA, INC.,              ]
RESPONSE ONCOLOGY OF FORT            ]
LAUDERDALE, INC., AND                ]
RESPONSE ONCOLOGY OF TAMARAC,        ]
INC.,                                ]
                                     ]
         DEBTORS.                    ]
                                     ]      (JOINTLY ADMINISTERED)

                            FIRST AMENDED JOINT PLAN

         The Debtors (as defined herein), jointly with AmSouth Bank ("AmSouth"), as lender and as agent on behalf of the Senior Secured Lenders, including itself, Bank of America, N.A. and Union Planters Bank, N.A., (collectively the "Lenders") hereby propose and file this First Amended Joint Plan (the "Plan") pursuant to the provisions of Title 11, United States Code, Chapter 11, as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For the purposes of this Plan, all capitalized terms shall have the meanings ascribed to them in this Article I, except as expressly provided or unless the context otherwise requires. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term therein.


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        Administrative Claims Bar Date shall mean the thirtieth (30) day after entry of the Confirmation Order.

        Administrative Expense Claim shall mean a Claim for payment of an administrative expense pursuant to 11 U.S.C. ss. 503(b).

        Administrative Expenses Fund shall mean that certain account established by the Lenders for the payment in full of all Allowed Administrative Expense Claims and all Allowed Priority Claims. The Administrative Expenses Fund will be funded with proceeds from the Assets. The Administrative Expenses Fund shall be owned by the Lenders and established at AmSouth Bank, and monies from such Administrative Expenses Fund shall be distributed to Allowed Administrative Claims and Allowed Priority Claims. The Lenders shall retain all additional monies that exist in the Administrative Expenses Fund after distribution to all Allowed Administrative Claims and Allowed Priority Claims (whether such Claims are Allowed on the Effective Date or subsequent thereto).

        Allowed Claim shall mean a Claim or any portion thereof (a) that has been allowed by Final Order, or (b) as to which, on or by the Effective Date,
(i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is listed by any of the Debtors on its schedules and remaining unpaid, other than a Claim that is scheduled at zero, in an unknown amount, or as disputed, (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other



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applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in this Plan.

        Allowed means, when used in reference to a Claim or ROI Interest within a particular Class, an Allowed Claim or Allowed ROI Interest of the type described in such class.

        Amended Charter and Bylaws shall mean the Amended Charter and By-Laws attached hereto as Exhibit A.

        AmSouth shall mean AmSouth Bank, one of the Lenders and Agent for the Lenders.

        Assets shall mean all tangible and intangible property, and the proceeds thereof or anything else of value, including but not limited to cash on hand or in accounts, owned by the Debtors or the Estates, or in which the Debtors or the Estates have rights, and including without limitation Litigation Matters.

        Avoidance Claims shall mean those claims, and the recoveries from those claims, arising under Chapter 5 of the Bankruptcy Code, including but not limited to amounts recovered from certain physician practice management groups in settlement of claims the Debtors had pursuant to Chapter 5 of the Bankruptcy Code.

        Bankruptcy Cases shall mean In re Response Oncology, Inc., Case No. 01-24607-K, In re: Response Oncology Management of South Florida, Inc., Case No.




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01-24608-K, Response Oncology of Fort Lauderdale, Inc., Case No. 01-24609-K, and
Response Oncology of Tamarac, Inc., Case No. 01-246010-K, administratively consolidated, pending in the United States Bankruptcy Court for the Western District of Tennessee.

         Bankruptcy Code shall mean Title 11 U.S.C. ss. 101, et seq.

        Bankruptcy Court shall mean the United States Bankruptcy Court for the Western District of Tennessee and any court having jurisdiction to hear appeals therefrom, or such other court as may have jurisdiction over the Chapter 11 case.

        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended, and the Local Rules of the Bankruptcy Court for the Western District of Tennessee, as amended, as applicable to these Bankruptcy Cases.

        Budget shall mean that certain document attached hereto as Exhibit B that shows the amounts to be paid to particular classifications or groups of Holders of Allowed Claims.

        Cases shall mean the Debtors' cases under Chapter 11 of the Bankruptcy Code.

        Cash Collateral shall have the meaning ascribed to it in the Cash Collateral Order.

        Cash Collateral Order shall mean that certain Final Order Authorizing Debtors to Use Cash Collateral entered by the Bankruptcy Court in the




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Debtors' cases on October 26, 2001, as it has or will be amended, extended and/or modified through the Effective Date.

        Claim shall have the meaning ascribed to it in 11 U.S.C.ss. 101(5).

        Claimant shall mean the Holder of a Claim.

        Class shall mean a category of Holders of Claims or ROI Interests, as described in Article II of the Plan.

        Collateral shall mean any property or interest in property of a Debtor's Estate that serves as security for the repayment of a debt or the performance of an obligation owed by a Debtor to the Holder of an Allowed Secured Claim.

        Confirmation or Confirmation Date shall mean the date upon which the Bankruptcy Court enters an order confirming this Plan.

        Confirmation Order shall mean that certain Order entered by the Court confirming this Plan.

        Creditor shall mean any person or entity holding a Claim against any of the Debtors.

        Creditors Trust shall mean the trust established pursuant to this Plan into which $250,000 for disbursement to Holders of certain Allowed Claims, as identified in this Plan, are deposited. The Creditors Trust shall be administered by the Creditors Trustee.

        Creditors Trustee shall mean the law firm of Harris, Shelton, Dunlap, Cobb & Ryder, PLLC ("Harris Shelton"), 2700 One Commerce Square, Memphis TN 38103, or such other firms as agreed to by the Lenders on the one hand




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and the Debtors or the Winddown Person on the other hand. Nothing herein, however, shall preclude Harris Shelton from acting as counsel to the Debtors.

        Debtors shall mean Response Oncology, Inc. and three of its direct subsidiaries: Response Oncology Management of South Florida, Inc., Response Oncology of Fort Lauderdale, Inc., and Response Oncology of Tamarac, Inc. For purposes of this Plan, the Assets and Liabilities of each Debtor shall be consolidated, and such Assets made available to Creditors of all Debtors on an equal basis without regard to Debtor entity, subject however to the priorities of each Creditor as set out in this Plan.

        Disallowed shall mean a Claim to the extent it is not Allowed.

        Debtors' Agents shall mean the Debtors' officers, directors, employees, representatives, attorneys, accountants, agents, and other Debtors' Professionals, serving at any time during these Cases.

        Debtors' Boards of Directors shall mean the Boards of Directors of the Debtors as they exist on the Confirmation Date.

        Debtors' Professionals shall mean all professionals retained by the Debtors to provide services during the Bankruptcy Cases, and whose retention was approved by the Court, pursuant to 11 U.S.C. ss.ss. 327-331, whether or not such professionals remain employed by the Debtors as of the Effective Date.

        Disclosure Statement shall mean that certain disclosure statement approved by the Bankruptcy Court pursuant to 11 U.S.C. ss. 1125 in connection with this Plan.



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        Disputed Claim shall mean a Claim against a Debtor as to which an objection has been filed on or before the deadline for objecting to a Claim and which objection has not been withdrawn or otherwise resolved by Final Order.

        Disputed Claims Reserve shall mean a segregated account to be held in trust for the benefit of Holders of Disputed Claims in accordance with the provisions of the Plan.

        Duplicate Claim shall mean a Claim arising out of the same alleged bases of liability or alleged obligation asserted against the same Debtor or against more than one Debtor whether on the basis of joint and several liability otherwise.

        Effective Date shall mean the eleventh day after Confirmation of this Plan unless an appeal of the Confirmation Order shall have occurred, in which event, the Effective Date shall be, at the election of the Parties, the eleventh day after Confirmation of the Plan, or the date upon which any such judicial decree sustaining the Confirmation Order is final and non-appealable.

        Employee Retention Plan and Executive Contracts shall mean the Employee Retention Plan approved by the Court on July 23, 2001, as amended on January 25, 2002, and the employment contracts of Anthony LaMacchia and Peter A. Stark, approved by the Court by Final Order entered on July 31, 2001.

        ERP Funds shall mean those amounts of cash carved out from the Lenders' Cash Collateral which amounts were deposited into escrow for employees pursuant to the Cash Collateral Order and the Employee Retention



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Plan and Executive Contracts. Any ERP Funds not exhausted in paying Allowed
Post-Petition Employee Claims shall be paid to the Lenders.

        Estate(s) shall mean, individually, the estate of each Debtor in the Bankruptcy Cases, and collectively, the estates of all Debtors in the Bankruptcy Cases, created pursuant to 11 U.S.C. ss. 541.

        Executory Contract shall mean any contract or unexpired lease to which the Debtors are a party and which is executory within the meaning of section 365 of the Bankruptcy Code.

        Expense Payment shall mean the sum of $25,000 to be paid to the Creditors Trustee on the Effective Date for the performance of its duties under this Plan.

        File, Filed or Filing shall mean file, filed or filing with the Bankruptcy Court in the Cases.

        Final Order shall mean an order or judgment (or any revision, modification, or amendment thereof) of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Bankruptcy Cases, the operation or effect of which has not been stayed, reversed, or amended and as to which the time to appeal or seek review or rehearing has expired without such appeal or petition for review or rehearing being filed or, if filed, remains pending.

        Funds shall mean the Administrative Expenses Fund, the Expense Payment, the Unsecured Distribution, and the Winddown Fund.

        Holder shall mean a Person who holds a Claim or Interest.



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        Impaired shall have the meaning associated to it in Section 1124 of the
Bankruptcy Code.

        Lenders shall mean AmSouth Bank, Bank of America, N.A. and Union Planters Bank, N.A., and their individual successors and assigns, as Lenders, and AmSouth Bank, and its individual successors and assigns, as Agent, pursuant to the Loan Agreements.

        Lenders' Agents shall mean the Lenders' officers, directors, employees, representatives, attorneys, accountants, agents, and other Lenders' Professionals, serving at any time during the Cases.

        Lenders' Professionals shall mean the firms of Casas Benjamin & White, LLC and Waller Lansden Dortch & Davis, PLLC, and the individuals of such firms participating on behalf of Lenders in these Cases.

        Lien shall mean a charge against or interest in property to secure payment of a debt or performance of an obligation.

        Litigation Matters shall mean those lawsuits or claims, identified on Exhibit C, belonging to the Debtors or the Debtors' Estates, other than Avoidance Actions. The Litigation Matters shall be retained and preserved, and shall vest in the Debtors following Confirmation.

        Loan Agreements shall mean those certain promissory notes, credit agreement, loan agreements, guaranties, security agreements, financing statements, mortgages and other documents or agreements among the Lenders and the Debtors, as more specifically identified on the proof of claim filed by the Lenders in this case.



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        Parties shall mean the Debtors and the Lenders, the proponents of this
Plan.

        Petition Date shall mean March 29, 2001.

        Post-Petition shall mean the period beginning on the Petition Date at the time these Bankruptcy Cases were commenced, and continuing through the Effective Date.

        Post-Petition Employee Claims shall mean a claim of an officer, director or employee of any of the Debtors pursuant to 11 U.S.C. ss. 503(b), including but not limited to severance and stay amounts arising under the Employee Retention Plan and Executive Contract.

        Priority Claims shall mean those claims identified in 11 U.S.C. ss. 507.

        Pro Rata Share shall mean a percentage determined by the numerator being the amount of the Allowed Claim of such creditor and the denominator being the total amount of Allowed Claims against all the Debtors.

        Released Parties shall mean those persons or entities identified in
Article X of this Plan.

        ROI shall mean Response Oncology, Inc.

        ROI Interests shall mean, collectively, all shares of stock in any of the Debtors, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any stock or other ownership interests in Debtors, and any contracts subscriptions, commitments or agreements pursuant to which the non-debtor party was or




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could have been entitled to receive shares, securities, or other ownership interests in Debtors.

        RO-Fort Lauderdale shall mean Response Oncology of Fort Lauderdale, Inc.

        RO-S. Florida shall mean Response Oncology Management of South Florida, Inc.

        RO-Tamarac shall mean Response Oncology of Tamarac, Inc.

        Secured Claim shall mean any Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Holder of such Claim's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to 506(a) or
Section 1111(b) of the Bankruptcy Code.

        Subordinated Claimants shall mean those persons or entities identified on Exhibit D hereto, each of whom has contractually subordinated its Claim to the Lenders. To the extent that such Claims have not previously been released pursuant to Final Order of the Bankruptcy Court, or paid in full prior to the Bankruptcy, such Claims shall constitute Allowed Claims.

        Termination Date shall mean the later of September 30, 2002 or the date upon which the Winddown Person and Lenders determine that no further operations of the Debtors are needed or necessary, and is the date upon which all operations of the Debtors shall cease.

        Unimpaired shall mean with respect to any Claimant such Claim is not Impaired.



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        Unsecured Distribution shall mean the sum of $250,000.00.

        Winddown Fund shall mean the amounts shown on the Budget necessary to continue winding down the Debtors' businesses during the Winddown Period for the budgeted period, or as mutually agreed between Lenders and the Winddown Person.

        Winddown Period shall mean the period between the Effective Date and the Termination Date.

        Winddown Person shall mean such person appointed by the Debtors and the Lenders, to act as the sole Director, and Chief Executive Officer and President, of the Debtors to supervise the liquidation of the Assets and the winding down of the Debtors' operations and business existence during the Winddown Period.

                                   ARTICLE II
                     CLASSIFICATION AND TREATMENT OF CLAIMS

        The classification and treatment of Claims is made for the purpose of voting on the Plan, making distributions thereunder and for administration thereof. For purposes of the Plan, those parties holding Claims against the Debtors are grouped and shall be treated as follows:

                          Class 1 Administrative Claims

                                    CLASS 1A
                         PROFESSIONAL FEES AND EXPENSES

        All Allowed Administrative Expense Claims for fees and expenses owed to any of the Debtors' Professionals shall be paid in full in cash from the




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Administrative Expenses Fund on the later of (a) the date that such Claim is
Allowed or (b) within (30) thirty days of the Effective Date, unless otherwise agreed to by the Lenders and the Holder of any such allowed Administrative Expense Claim. The Debtors' Professionals shall be required to apply to the Court for approval of the fees, costs, and disbursements in the manner prescribed by the Bankruptcy Code no later than the thirtieth (30) day following Confirmation. The Parties have attached a Budget showing the total Administrative Expense Claims they believe are payable under the Plan to the Debtors' Professionals. The Lenders' Professionals shall not seek or receive compensation under the Plan but will be paid by the Lenders either from proceeds the Lenders receive under the Plan or from their own funds.

        This subclass is Unimpaired, and pursuant to 11 U.S.C. ss. 1126(f) is conclusively presumed to have accepted the Plan. Accordingly, the votes of this subclass will not be solicited.

                                    CLASS 1B
                               U.S. TRUSTEE FEES.

        To the extent not already paid, the Chapter 11 Fees required pursuant to 28 U.S.C. ss. 1930 shall be paid in full from the Administrative Expenses Fund on or before the Effective Date of Confirmation. These fees will continue to be paid quarterly until the case is closed. United States Trustee fees are included on the Budget attached hereto as a part of bankruptcy costs. The Lenders and the Winddown Person shall work with the United States Trustee to provide whatever accounting the United States Trustee may require indicating the cash disbursements for the relevant period the fees are due. This




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subclass is Unimpaired, and pursuant to 11 U.S.C. ss. 1126(f) is conclusively presumed to have accepted the Plan. Accordingly, the votes of this subclass will not be solicited.

                                    CLASS 1C
                     POST-PETITION PAYABLES/EMPLOYEE CLAIMS.

        All trade payables and other Administrative Expense Claims (including Post-Petition Employee Claims) which constitute Allowed Claims and are incurred by the Debtors Post-Petition for normal, reasonable and necessary operating expenses (other than Claims under Classes 1A and 1B, or as otherwise provided in the Plan) shall be paid in full on the later of (a) the date such Claim is Allowed, or (b) the thirtieth (30) day following the Effective Date. All Allowed Post-Petition Employee Claims shall be paid at the times set out in the Employee Retention Plan and Executive Contract, first from the ERP Funds, with any remaining amounts satisfied from the Administrative Expenses Fund.

        This subclass is Unimpaired, and pursuant to 11 U.S.C. ss. 1126(f) is conclusively presumed to have accepted the Plan. Accordingly, the votes of this subclass will not be solicited.

                                    CLASS 1D
                                PRIORITY CLAIMS.

        All Priority Claims which constitute Allowed Claims shall be paid in full in cash from the Administrative Expenses Fund on the later of (a) the date that such Claim is Allowed or (b) within (30) thirty days of the Effective Date, unless otherwise agreed to by the Lenders and the Holder of any such Allowed





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Administrative Expense Claim. This subclass is Unimpaired, and pursuant to 11
U.S.C. ss. 1126(f) is conclusively presumed to have accepted the Plan. Accordingly, the votes of this subclass will not be solicited.

                        Class 2 Secured Claim Of Lenders

        The Claims of the Lenders have been Allowed, pursuant to the Cash Collateral Order, the terms and conditions of which are incorporated herein by reference. In full and final satisfaction of the Lender's Claims, AmSouth, as agent for the Lenders, shall receive and retain the total of (1) on the Effective Date, all amounts collected through that date through the liquidation of all the Assets, except for those amounts deposited into (a) the Administrative Expenses Fund, which shall be segregated by AmSouth; (b) the Unsecured Distribution paid to the Creditors Trust; (c) the Expense Payment, (d) the Winddown Fund, plus (2) all amounts collected after the Effective Date from the liquidation of all the Assets or collected by the Debtors (except to the extent such amounts are needed to be deposited into a Fund to meet the obligations of the Plan). Monthly, beginning on the last day of the month in which the Effective Date occurs, the Winddown Person shall remit to AmSouth, all amounts collected through that date (less any amounts required to fund the Funds). Except as provided in the Plan, all sums remitted to AmSouth pursuant to this Plan shall be paid to the Lenders and applied to the Lenders' Claims in accordance with the Loan Agreements.



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        Further, pursuant to the subordination provisions, the Subordinated
Claimants' Claims have been assigned to the Lenders. Accordingly, this Plan will give effect to all such subordination provisions and any recovery which would otherwise go to the Subordinated Claimants shall be received by the Lenders.

        This Class is Impaired, and the votes of this Class will be solicited.

                    Class 3 Claims of Other Secured Creditors

        The Parties do not believe there are any holders of Secured Claims against the Debtors other than the Lenders. To the extent there are such Creditors whose Secured Claims against the Assets are not junior in priority to the Claims of the Lenders, and which Claims have not been otherwise paid or released, then upon the allowance of any such Secured Claim, such Allowed Claim shall be satisfied, at the Lender's election, by the Winddown Person tendering the Collateral for such secured Claim in full satisfaction of such secured Claim, or by paying from the Assets the value of such collateral to any such secured Claimant.

        This Class is Unimpaired, and pursuant to 11 U.S.C. ss. 1126(f) is conclusively presumed to have accepted the Plan. Accordingly, the votes of this Class will not be solicited.



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                      Class 4 Unsecured Non-Priority Claims

        This Class consists of all Allowed unsecured non-priority Claims. The total of all unsecured non-priority Claims scheduled (without regard to allowance and subject to objections) is approximately $17.4 million dollars. In full satisfaction of all Allowed Claims of unsecured, non-priority Creditors, this Class shall receive, pro rata, a distribution from the Creditors Trust, on the Effective Date, in the amount of the Unsecured Distribution. Upon distribution of the Unsecured Distribution, no further property shall be payable or distributable to the Claimants in this Class.

        The Claims of Subordinated Claimants fall within this Class. Any recovery on account of the Allowed Claims of the Subordinated Claimants shall be paid to the Lenders and the Subordinated Claimants shall receive nothing on account of their Claims.

        This Class is Impaired, and the votes of this Class will be solicited.

                         Class 5 Claims of Shareholders

        This Class consists of all Holders of ROI Interests. Because Holders of Class 2, 3, and 4 Claims are not being paid in full, this Class shall receive nothing under this Plan. All shares of stock ever issued by the Debtors, along with all other ROI Interests, shall be deemed cancelled and shall have no further claim against any of the Debtors' Assets upon the Effective Date.



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        This Class is Impaired, and pursuant to 11 U.S.C. ss. 1126(g), Class 5
Creditors or ROI Interests are deemed to have rejected the Plan, and the votes of this Class will not be solicited.

                                   ARTICLE III
             CONSOLIDATION OF ESTATES, TREATMENT OF DUPLICATE CLAIMS

        1. Substantive Consolidation. On the Effective Date, the Estates, and all assets and liabilities, of RO-S. Florida, Ro-Fort Lauderdale and Ro-Tamarac shall be deemed substantively consolidated with and into the Estate of ROI. All claims by any of the Debtors against another Debtor shall not be entitled to any distribution under this Plan.

        2 Treatment of Duplicate Claims. Upon the Effective Date, any Duplicate Claim shall be treated as a single Claim against the Estate of ROI. To the extent any Holder holds Duplicate Claims that become Allowed Claims, they shall be treated as a single Allowed Claim only against the ROI Estate, and all other Duplicate Claims shall not be Allowed.

                                   ARTICLE IV
          DUTIES, POWERS AND ADMINISTRATION OF THE WINDDOWN PERSON AND
                          WINDDOWN OF DEBTORS' ESTATES

        Between the Confirmation Date and the Effective Date, the Lenders and the Debtors' Boards of Directors shall select the Winddown Person. In order to effectuate the winddown of the Debtors' operations during the Winddown Period, on the Effective Date, the Debtors' Boards of Directors shall be deemed disbanded and relieved of all duties without the need for any vote or other




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action. Further, as of the Effective Date, RO-Fort Lauderdale, RO-S. Florida,
and RO-Tamarac shall be deemed merged into ROI, and ROI shall be the only entity. Pursuant to the Amended Charter and Bylaws, which shall become effective on the Effective Date without any act by the Debtors' Boards of Directors, the Winddown Person shall then become the sole Director and the Chief Executive Officer and President of ROI, which shall issue a single share to AmSouth or, at AmSouth's direction, a subsidiary, affiliate or trust, as agent on behalf of the Lenders, which shall constitute the only existing ownership interest in ROI.

        Pursuant to the Budget, the Winddown Person shall retain or employ only those persons whom the Winddown Person determines, in his discretion and within the constraints of the Budget, are necessary to allow him to perform the duties required under this Plan, including the collection and liquidation of the Assets, and the payment of the collected Assets to the Lenders. On or before September 30, 2002, the Winddown Person and the Lenders shall determine at what point the operations of the Debtors and duties of the Winddown Person shall cease. Once the Termination Date is determined, the Lenders and Winddown Person shall file with the Court a notice (to be served upon the Debtors and their counsel, the United States Trustee's Office, and all parties requesting notices in this case) as to the Termination Date. On the Termination Date, the Winddown Person shall terminate all remaining employees, independent contractors, and/or agents, and turn over all books and records of the Debtors to the Lenders. Any medical records or related




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documents requiring storage and retention under law shall be stored by the
Winddown Person for any period provided by law, by obtaining an appropriate storage facility at reasonable cost, such cost to be paid from the Winddown Fund.

        To the extent permitted by law, on the Termination Date, the Debtors' corporate existences shall cease and the Debtors shall be deemed, under applicable governing corporate law, to have been dissolved and no longer operational or functioning, and the single ownership share issued to AmSouth shall be deemed cancelled. On or at a time to coincide with the Termination Date, the Winddown Person shall file a motion to close the Bankruptcy Case. To the extent necessary, the Winddown Person shall file articles of dissolution and take such actions as necessary to effect fully the dissolution of the Debtors. The term of the Winddown Person shall be deemed to be terminated as of the Termination Date, unless otherwise extended by Agreement of the Lenders and Winddown Person. In the event of a vacancy in the position of Winddown Person, the Lenders shall have sole discretion to choose a replacement, and shall have no liability in connection with such choosing.

        The Winddown Person, on behalf of the Debtors, is vested with the maximum authority permitted by law in order to dispose of any remaining Assets, execute documents, pursue litigation and the Litigation Matters, file and pay taxes and to conduct all other duties assigned to it under this Plan. The Winddown Person shall be compensated from the Winddown Funds in an amount to be agreed upon by the Lenders and the Winddown Person.



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                                    ARTICLE V
                         MEANS OF EXECUTION OF THE PLAN

        This is a liquidating plan. Because the Lenders' Allowed Secured Claim exceeds the total amount of any recovery from the sale of all Assets of the Debtors', the Plan shall be funded through the liquidation of the Debtors' Assets, the payment from the Assets, in full, of all Allowed Administrative and Priority Claims, the remittance to Allowed unsecured, non-priority Creditors of the Unsecured Distribution as set forth in this Plan (to which such Creditors would not otherwise be entitled), and the remittance of any balance to the Lenders. Presently, and continuing until the Effective Date, the Debtors shall liquidate all Assets and remit all such collections, in accordance with the Budget, to the Lenders.

        On the Effective Date, the Winddown Person shall deposit from cash on hand, or if cash on hand is insufficient then from the Lenders, the amounts shown on the Budget as necessary to fund the Funds. After the Effective Date, the Winddown Person will continue to sell all the Debtors' Assets, terminate employment agreements, and pay to the Lenders all proceeds of the liquidation of the Debtors' and Estates' Assets in accordance with this Plan. All proceeds of the Assets existing on the Effective Date or from the liquidation of any of the Assets, other than the Funds, shall be remitted to the Lenders, and Lenders shall retain all liens against such Assets until their liquidation and remittance to Lenders, subject to the distribution under the Plan.

        In the event, on the Termination Date, Assets remain in the Debtors' possession over and above the amounts contemplated by the Budget and other



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payments required pursuant to this Plan, all Assets shall be remitted to the
Lenders (or the Lenders' designee) within one (1) business day after the Termination Date. After all distributions required in the Plan are made, if amounts remain in any Funds (except the Expense Fund), such amounts shall be paid to the Lenders.












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                                   ARTICLE VI
                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

        1. Rejection. All unexpired Executory Contracts of the Debtors are hereby rejected pursuant to 11 U.S.C. ss. 365 as of the Effective Date, except those which shall on the Confirmation have been assumed or are the subject of pending motions to assume pursuant to 11 U.S.C. ss. 365.

        2. Rejection Damages Bar Date. If the rejection by any Debtor of an unexpired lease or Executory Contract results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Lenders within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the Executory Contract or unexpired lease has been rejected.

        3. Possession of Rejected Property. If an Executory Contract pursuant to which the Debtors' leased equipment is rejected, the owner of such equipment shall take physical possession of the equipment within ten Business Days after the Effective Date. Any previously leased equipment of which the owner does not take possession within ten Business Days after the Effective Date may be disposed of by the Winddown Person. The owner of such equipment shall reimburse the Debtors for full cost of such disposal. If any leased equipment is not in possession of the Debtors, the Winddown Person shall cooperate with the owner's efforts to take possession of the equipment, but the Winddown Person shall not be required to turnover possession of the equipment.

                                   ARTICLE VII
                            MODIFICATION OF THE PLAN

        The right is reserved in accordance with the Bankruptcy Code and the Bankruptcy Rules to amend or modify this Plan prior to Confirmation or as soon as practical thereafter. Before or after Confirmation, the Bankruptcy Court may, upon application, remedy any defect or omission or reconcile any inconsistencies in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

                                  ARTICLE VIII
                             WITHDRAWAL OF THIS PLAN

        If, for any reason, this Plan is not confirmed on or before July 15, 2002, this Plan shall be deemed withdrawn, without prejudice, unless the Debtors and the Lenders file a notice with the Bankruptcy Court further extending that date. If the Plan is withdrawn, the Lenders may petition the Court to dismiss the Bankruptcy Case.

                                   ARTICLE IX
                     RETENTION OF JURISDICTION BY THIS COURT

        The Bankruptcy Court shall retain jurisdiction of this Chapter 11 case pursuant to and for the purposes set forth in 1127(b) of the Bankruptcy Code and to:

        1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance of, or priority of,

Claims. Objections to Claims shall be filed on or before 90 days after the entry of the Confirmation Order.

        2. To hear and determine pending motions for the assumption or rejection of Executory Contracts and the allowance of Claims resulting therefrom.

        3. Grant or deny any applications for Allowance of administrative compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan extending beyond the Effective Date.

        4. Ensure the distributions to Holders of Allowed Claims are accomplished pursuant the provisions of the Plan.

        5. Enter such Orders as may be necessary or appropriate to implement or consummate the provision of the Plan and all instruments, releases and other agreements or documents created in connection with the Plan or the Disclosure Statement or the Confirmation Order.

        6. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any entity's obligations incurred in connection with the Plan, or the distribution of Funds under the Plan.

        7. Permit the Debtors or Lenders to modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, the Confirmation Order, instrument, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Disclosure Statement or the Confirmation Order or any instrument or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code.

        8. Issue injunctions and enter and implement other Orders to take such other actions as may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation or enforcement of the Plan.

        9. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Creditors Trust or any contract, instrument or other agreement or document created in connection with the Plan or the Disclosure Statement.

        10. To hear and determine all controversies arising in connection with the implementation of the Plan, including any controversies relating to the Winddown Person's obligations in connection with the implementation of the Plan; and

        11. Enter an Order concluding the Bankruptcy Case.

                                    ARTICLE X
                                    RELEASES

        Upon entry of the Confirmation Order, the Debtors, the Debtors' Agents, the Lenders, and the Lenders' Agents, shall be deemed released and forever discharged from any and all claims or interests that were or could have been asserted against any such parties through the date of Confirmation by any Creditor, ROI Interest Holder, or other party in interest in this case, whether known or unknown at the time of Confirmation. This Plan enjoins any and all suits or other proceedings which could be brought on account of any such Claims or ROI Interests that are released and discharged by operation of this paragraph.

        Moreover, except as expressly provided in this Plan, from and after the Confirmation Date, Holders of Claims or ROI Interests are permanently restrained and enjoined (i) from commencing or continuing in any manner, any action or other proceeding of any kind based upon, arising or deriving from such Claim or ROI Interest, against the Debtors, the Debtors' Agents, the Lenders, or Lenders' Agents, (ii) from enforcing, attaching, collecting or recovering by any manner or means, any judgment, award, decree or order against the Debtors, the Debtors' Agents, the Lenders, or the Lenders' Agents based upon, arising or deriving from such Claim or ROI Interest, (iii) from creating, perfecting or enforcing any encumbrance of any kind against the Debtors, the Debtors' Agents, the Lenders, or the Lenders' Agents based upon, arising or deriving from such Claim or ROI Interest, (iv) from asserting against the Debtors, the Debtors' Agents, the Lenders, or the Lenders' Agents any setoff, right of subrogation, or recoupment against any obligation due to the Debtors based upon, arising or deriving from such Claim or ROI Interest (v) from performing any act based upon, arising or deriving from such Claim, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) from commencing any action, collecting or recovering by any manner or means any judgment, award, decree or order against the immediate or any mediate transferee of any property distributed pursuant to this Plan based upon a claim that the transferor's receipt of such property constituted a fraudulent conveyance, preference or violation of a bulk sales law or based upon any other claim that receipt and or distribution of property by transfer pursuant to the Plan is wrongful based upon, arising or deriving from such Claim. Notwithstanding anything to the contrary, this provision does not limit or refrain any action against any person for violating the terms of this Plan.

        Nothing herein, however, shall be construed to release or discharge Lenders' Liens or Claims against the Assets, and the right of Lenders to payment upon the liquidation or application of those Assets, as set out in this Plan.

                                   ARTICLE XI
            CLAIM OBJECTIONS, DISPUTED CLAIMS, AND AVOIDANCE ACTIONS

        1. Allowance of Claims. The Creditors Trustee shall have the exclusive right to object to Claims which are classified in Class 4, except for the Claims of the Subordinated Claimants. Any such objections shall be filed within sixty
(60) days after Confirmation. For purposes of administrative convenience, Class 4 Claims for which the pro rata share of the Unsecured Distribution is less than $2,500.00 shall not be subject to objection, and as of the Effective Date shall be deemed Allowed. Further, the Creditors Trustee shall have no duty to object to any Claim except to the extent that the Creditors Trustee, in its reasonable discretion, believes that disallowance of the Claim will substantially affect distributions, and will preserve for the Creditors Trust an amount which is significantly greater than the costs to be incurred in connection with the objection.

        The Lenders and/or their agent shall have the exclusive right to object to all other Claims, except those in Class 4. Any such objections shall be filed within ninety (90) days after Confirmation, except for objections to claims paid in the ordinary course of business during the case pursuant to 11 U.S.C. ss. 363(c)(1), for which objections (or other actions) must be taken within any applicable state law statutes of limitation.

        The Creditors Trustee or the Lenders may file an omnibus objection to all Claims as to which they have the right to object, and Claimants shall have thirty (30) days from the service of such objection (or omnibus objection) to respond. If a response is filed, the Court shall fix a hearing date on such Claims objection. If no response is filed within thirty days after the service of such objection, then such objection shall be deemed upheld and such Claim shall be Disallowed and treated in the manner provided for in the objection or omnibus objection.

        2. Setoffs and Defenses. Subject to the limitations provided in 11 U.S.C. ss. 553, the Lenders and Creditors Trustee, as applicable, shall be allowed, but not required, to assert any right of setoff against any Claim which the Debtors may have in connection with the allowance of any such Claim, including without limitation the payments or other distributions to be made pursuant to this Plan in respect to such Claim. Unless otherwise provided herein, neither the failure to do so nor the disallowance of any Claim hereunder shall constitute a waiver or release of any claim that the Debtors may have against such Claimant. Further, and unless otherwise provided herein, Lenders and Creditors Trustee, as applicable, shall be allowed, but not required, to assert any rights and defenses, both legal and equitable, of the Debtors with respect to any Claims, which are hereby retained and preserved.

        3. Disputed Claims Reserves. The following Disputed Claims Reserves shall be established: (1) A Disputed Claims Reserve established and maintained by the Creditors Trustee for the treatment of Disputed Claims in Class 4, (2) A Disputed Claims Reserve established and maintained by the Lenders for the treatment of all Disputed Administrative Claims and Disputed Priority Claims (with amounts from the Administrative Expenses Fund); and (3) A Disputed Claims Reserve established and maintained by the Winddown Person for the Debtors for any Disputed Secured Claims or any Disputed expenses associated with the Debtors' operations during the Winddown Period (to the extent any latter such dispute is brought to the attention of the Winddown Person). The Creditors Trustee, Lenders and the Winddown Person, as appropriate, shall deposit into a Disputed Claims Reserve an amount equal to the Pro Rata Share of the distribution allocable to such

Disputed Claims, as if such Claims were Allowed Claims, from Funds otherwise payable to the respective Funds. The respective Disputed Claims Reserve shall be held in trust by the Creditors Trustee, Lenders and the Winddown Person, for the benefit of the Holders of Allowed Claims whose Distributions are unclaimed and the Holders of Disputed Claims pending a determination of their entitlement thereto under the terms of the Plan.

        4. Distributions to Holders of Disputed Claims. At the time a Disputed Claim becomes an Allowed Claim, any Distributions reserved for such Allowed Claim shall be released from the Disputed Claims Reserve and be delivered to such Holder of such Allowed Claim in an amount proportionate to the Allowed Amount of any such Claim. In the event that such Disputed Claim is Disallowed in its entirety, the Distributions provided for any Claims in the Disputed Claims Reserve shall be returned to the Creditors Trust.

        5. Delivery of Distributions and Notices. Except as otherwise provided in the Plan and except as may otherwise be agreed to by the Holder of a particular Claim and the Creditors Trustee (as to Claims to be paid from the Creditors Trust) or the Lenders (as to all other Claims), any property or notice to which such Claimant shall become entitled under the provisions of this Plan, shall be delivered to such Claimant by regular mail, postage prepaid, in an envelope addressed to such Claimant at the address of each such Holder as set forth on the proofs of claim filed by such Holders, or at the last known address of such Holder if no proof of claim is filed or if the Debtor has been notified in writing of a change of address. If any Holder's distribution or notice is returned as undeliverable, no further distributions to such Holder will be made unless and until the Creditors Trustee, or the Lenders, as appropriate, are notified in writing of such Holder's then current address.

        6. Unclaimed Distributions and Uncashed Checks. In the event (1) distributions determined distributable on any Allowed Claim of a Creditor are returned as undeliverable and one year passes without such Creditor making known to the Creditors Trustee or the Lenders, as appropriate, a corrected mailing address (an "unclaimed distribution"); or (2) Assets are located after the Termination Date, then, in such event, all such unclaimed distributions shall be payable to Lenders, and all such Assets shall be liquidated by the Lenders and applied to the outstanding Claim of the Lenders. The Claim of any Holder with respect to the treatment of any unclaimed distribution hereunder will be discharged and forever barred. Checks issued as distributions to Claims, other than Claims of the Lenders or Subordinated Claimants, will be null and void if not negotiated within six (6) months after the date of issuance thereof.

        7. De Minimus Distributions. Any Claims entitled to a distribution of less than $10.00 will not be paid.

        8. Avoidance Actions. The Debtors' management, after review of their books and records has reported to the Lenders that with the exception of some Avoidance Actions asserted during the course of this Bankruptcy Case, that to the best of their knowledge there are no Avoidance Actions (maintained pursuant to state or federal law) which should be pursued. The Debtors' management have examined their books and records and considered the likely success of pursing Avoidance Actions and have determined that the likely cost of pursuing such Avoidance Actions (other than those already pursued and settled) outweigh any potential recovery. As such, all such Avoidance Claims (otherwise not recovered upon or settled) shall be released on the Effective Date.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

        1. Discharge Injunction. The entry of the Confirmation Order will act as a full and complete discharge of all Claims and ROI Interests against the Debtors and the Debtors Agents, the Lenders and the Lenders Agents, and all Assets of any nature whatsoever, including without limitation, any liability of a kind specified in 11 U.S.C. ss.ss. 502(g), 502(h) or 502(i), that arose, or has been asserted against, the Debtors, the Debtors' Agents, the Lenders, or the Lenders' Agents, at any time before the entry of the Confirmation Order or that arises from any pre-confirmation conduct of the Debtors, the Debtors' Agents, the Lenders, or the Lenders' Agents, whether or not the Claim is known to or knowable by the Claimant. The discharge of the Debtors will become effective as to each Claim, whether or not the claim or interest constitute an allowed Claim and whether or not the Claimant voted to accept this Plan. In addition, the entry of the Confirmation Order will operate as a general resolution with prejudice as of the Confirmation of all pending legal proceedings against the Debtors and their respective Assets (except for the Litigation Matters retained by the Debtors) as well as any proceedings not yet instituted against the

Debtors and their Assets. This discharge operates as an injunction against the prosecution of any Claim so discharged.

        2. Pre-Confirmation Amendment. The Parties may modify the Plan at any time prior to the entry of the Confirmation Order as provided under Section 1127(a) of the Bankruptcy Code, provided that the Plan, as modified, and the Disclosure Statement meet applicable Bankruptcy Code requirements.

        3. Post-Confirmation/Pre-Consummation Amendment Requiring
Resolicitation. After the Confirmation Date, the Lenders may modify the Plan as provided in Section 1127(b) of the Bankruptcy Code.

        4. Reservation of Cramdown Right/Withdrawal of the Plan. To the extent that any Class which is impaired rejects the Plan or is deemed to have rejected the Plan, the Parties may request confirmation of the Plan, as it may be modified from time to time, under 11 U.S.C. ss. 1129(b). The Parties reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any exhibit or schedule hereto at any time before the Effective Date. In addition, if the Plan is not confirmed on or before July 15, 2002, the Plan shall be deemed withdrawn, unless the Lenders give written notice of their intent to extend such deadline.

        5. Confirmation Order and Plan Control. To the extent the Confirmation Order and/or the Plan is inconsistent with the Disclosure Statement, any other agreement entered into between or among the Lenders and any party, this Plan controls the Disclosure Statement and any such agreements, and the Confirmation Order (and any other orders of the Bankruptcy Court) controls the Plan.

        6. Administrative Claims Bar Date. Any Creditor or party in interest alleging it is entitled to payment of an Administrative Expense Claim, which is not an Allowed Claim, or which has not already been incurred and paid in the ordinary course of business during the case pursuant to 11 U.S.C. ss. 363(c)(1) without objection, shall file a motion seeking the allowance and payment of such Administrative Expense Claim within thirty (30) days after the entry of the Confirmation Order. Any party failing to file such motion seeking the allowance and payment of such Administrative Expense Claim shall be forever barred from asserting its right to any recovery under the Plan or from the Assets, the Debtors, the Debtors' Agents, the Lenders, or Lenders' Agents, and such claim shall be discharged.

        7. Post-Confirmation Matters. The Debtors shall be required to continue filing operating reports and to pay any appropriate quarterly fees until a Final Order closing the Bankruptcy Case is entered. The following requirements will need to have been satisfied before the Debtors can file an application for a final decree pursuant to Fed. R. Bank. P. 3022:

        a. The Confirmation Order has become final.

        b. Deposits required by the Plan have been distributed.

        c. Payments under the Plan have commenced (but prior to making all payments allowed under the Plan).

        d. There are no pending motions, contested matters or adversary proceedings.

        e. All U.S. Trustee's quarterly fees have been paid.

        f. The U.S. Trustee has consented to such final decree.

        8. Automatic Stay. The stay under 11 U.S.C. ss. 362 shall be lifted upon the Effective Date.

        9. Title to Property. Title to all Assets of the Debtors shall vest in the Debtors on the Effective Date, and shall be subject to liquidation and distribution as provided for in this Plan. As of the Effective Date, all property of the Debtors and the Estates shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Upon the Termination Date, title to all Assets of the Debtors not previously administered shall be deemed transferred to AmSouth, as agent for the Lenders.

        10. Entire Agreement. This Plan, as described herein and the Disclosure Statement and the Exhibits hereto and thereto, sets forth the entire agreement and understanding among the Debtors, Lenders and all Creditors relating to the subject matter hereof and supersedes all prior discussions and documents. No party shall be bound by any terms, conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof, other than is expressly provided for herein or as may hereafter be agreed to by the Lenders and the Debtors in a writing signed by the Lenders.

        11. Preservation of Claims. Except as expressly released herein, the Debtors' causes of action and claims which make up the Litigation Matters are hereby retained and preserved, and shall vest in the Debtors. The Winddown

Person, on behalf of the Debtors, may pursue, settle, or transfer such retained Litigation Matters, as appropriate.

        12. Claims of Lenders Under Section 507(b) of the Bankruptcy Code. To the extent the Avoidance Claims are not used by the Debtors, in the ordinary course of business, to pay operating expenses as provided herein, such funds constituting the Avoidance Claims shall be deemed subject to the Secured Claim by virtue of 11 U.S.C. ss. 507(b).

        13. Exemption From Certain Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Debtor or any other Person or entity pursuant to the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Plan hereby directs all appropriate state or local government officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without payment of any such tax or governmental assessment.

        14. Continuation of Anti-Discrimination Provisions of Bankruptcy Code A governmental unit may not deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Debtors or another Person with whom the Debtor has been or is associated or affiliated, solely because of the commencement, continuation, or termination of the case or because of any provision of the Plan or the legal effect of the Plan, and the Plan will constitute an express injunction against any such discriminatory treatment by a governmental unit.

        15. Effectuating Documents and Necessary Authorizations. Following Confirmation, Lenders will seek such orders, judgments, injunctions, regulatory approvals, and rulings that may be required to carry out and further the intentions and purposes, and give full effect to the provisions, of the Plan.

        16. Legally Binding Effect. The provisions of this Plan shall bind all Creditors and ROI Interest Holders, whether or not they accept this Plan. On and after the Effective Date, all Holders of Claims shall be precluded and enjoined from asserting any Claim against the Debtors or their Assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date except as permitted under the Plan.

        17. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Tennessee shall govern the construction and implementation of the Plan and any agreements, documents, or instruments executed in connection with the Plan, without giving effect to the principles of conflicts of law thereof.

        18. Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.


RESPECTFULLY SUBMITTED this ____ day of April, 2002.


                           HARRIS, SHELTON, DUNLAP, COBB & RYDER, PLLC

                           By:
                                ------------------------------------
                                    Steven N. Douglass (Bar No. 9770)
                                    Jonathan E. Scharff (Bar No. 16890)
                                    One Commerce Square, Suite 2700
                                    Memphis, Tennessee  38103-2555
                                             (901) 525-1455


                           Co-Counsel to the Debtors and Debtors in Possession


                           AMSOUTH BANK
                           BANK OF AMERICA, N.A.
                           UNION PLANTERS BANK, N.A.
                           By Counsel

                           By:
                                ------------------------------------
                                    John C. Tishler (Bar. No. 13441)
                                    Robert A. Guy (Bar No. 16715)
                                    WALLER LANSDEN DORTCH & DAVIS
                                    A Professional Limited Liability Corporation
                                    511 Union Street, Suite 2100
                                    Nashville, TN 37219

                           Phone: (615) 244-6380
                           Fax: (615) 244-6804

                           Attorneys for AmSouth Bank, as Agent

                         UNITED STATES BANKRUPTCY COURT
                          WESTERN DISTRICT OF TENNESSEE
                                WESTERN DIVISION


IN RE :                                      ]        CASE NO. 01-24607-DSK
                                             ]
RESPONSE ONCOLOGY, INC.,                     ]        CHAPTER 11
RESPONSE ONCOLOGY MANAGEMENT                 ]
OF SOUTH FLORIDA, INC.,                      ]
RESPONSE ONCOLOGY OF FORT                    ]
LAUDERDALE, INC., AND                        ]
RESPONSE ONCOLOGY OF TAMARAC,                ]
INC.,                                        ]
                                             ]
         DEBTORS.                            ]
                                             ]        (JOINTLY ADMINISTERED)


                    FIRST AMENDED JOINT DISCLOSURE STATEMENT

                                 I. INTRODUCTION

        On March 29, 2001, Response Oncology, Inc., along with three of its wholly-owned subsidiaries, Response Oncology Management of South Florida, Inc., Response Oncology of Fort Lauderdale, Inc., and Response Oncology of Tamarac, Inc., having its principal place of business in Memphis, Tennessee (hereinafter referred to collectively as "ROI," the "Debtors" and the "Debtors-in-Possession") filed with the United States Bankruptcy Court for the Western District of Tennessee, a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code. The Court determined that the four cases would be jointly administered under Case No. 01-24607-DSK. After the filing of the petition, ROI remained in possession of its property and continued the operation of its property as Debtors-in-Possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

        On April 12, 2002, the Debtors, jointly with AmSouth Bank, as lender and as agent for Union Planters Bank, N.A. and Bank of America, N.A. (collectively the "Lenders"), filed a Joint Plan (the "Plan"). The Plan contemplates the liquidation of all of the Debtors' assets and distribution of those assets pursuant to the terms of the Plan.

                           II. PRELIMINARY STATEMENTS

         THIS DISCLOSURE STATEMENT (THIS "DISCLOSURE STATEMENT") IS SUBMITTED PURSUANT TO SS. 1125 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE PLAN, A COPY OF SUCH PLAN IS ATTACHED HERETO AS EXHIBIT 1. ANY TERM USED IN AN INITIALLY CAPITALIZED FORM IN THIS DISCLOSURE STATEMENT, AND NOT OTHERWISE SEPARATELY DEFINED HEREIN, SHALL HAVE THE DEFINED MEANING ASCRIBED TO IT IN THE PLAN.

         ON MAY 3, 2002, AFTER NOTICE AND A HEARING, THE BANKRUPTCY COURT APPROVED THIS DISCLOSURE STATEMENT AS CONTAINING INFORMATION OF A KIND AND IN SUFFICIENT DETAIL, ADEQUATE TO ENABLE A HYPOTHETICAL, REASONABLE INVESTOR TYPICAL OF THE CLASSES OF CLAIMANTS ENTITLED TO VOTE PURSUANT TO THE PLAN TO MAKE AN INFORMED JUDGMENT WHETHER TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

         NO STATEMENT OR INFORMATION CONCERNING THE DEBTORS (PARTICULARLY AS TO FUTURE CASH FLOW PROJECTIONS, OPERATION PROJECTIONS, OR FINANCIAL CONDITION OR WITH RESPECT TO DISTRIBUTIONS TO BE MADE UNDER THE PLAN) OR

ANY OF THE RESPECTIVE ASSETS, PROPERTIES OR BUSINESSES OF THE DEBTORS, THAT IS GIVEN FOR THE PURPOSES OF SOLICITING ACCEPTANCES OR REJECTION OF THE PLAN, IS AUTHORIZED OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. THE STATEMENTS AND INFORMATION ABOUT THE DEBTORS, INCLUDING ALL PROJECTIONS AND INFORMATION REGARDING CLAIMS CONTAINED HEREIN, HAVE BEEN PREPARED FROM DOCUMENTS AND INFORMATION PREPARED BY THE DEBTORS, THEIR PROFESSIONALS, CLAIMS FILED WITH THE COURT AND/OR INFORMATION PROVIDED TO THE DEBTORS OR DEBTORS' PROFESSIONALS.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN DERIVED FROM SOURCES THAT THE DEBTORS AND LENDERS BELIEVE TO BE RELIABLE, BUT HAS NOT BEEN INDEPENDENTLY VERIFIED AND HAS NOT BEEN SUBJECTED TO A CERTIFIED AUDIT. EVERY REASONABLE EFFORT HAS BEEN MADE TO PRESENT ACCURATE INFORMATION; HOWEVER, DUE TO THE COMPLEXITY OF THE DEBTORS' AFFAIRS, THE ACCURACY OF THE INFORMATION CONTAINED HEREIN CANNOT BE GUARANTEED. ALL SUCH INFORMATION WHICH IS DESCRIBED OR CONTAINED IN THE DISCLOSURE STATEMENT, PLAN AND EXHIBITS ATTACHED TO THEM IS QUALIFIED BY REFERENCE TO THOSE DOCUMENTS UPON WHICH THE DEBTORS, LENDERS AND THEIR ADVISORS HAVE RELIED UPON IN PREPARING THE DISCLOSURE STATEMENT AND PLAN. THE DEBTORS AND LENDERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION PREPARED BY THE DEBTORS, LENDERS AND/OR THEIR PROFESSIONALS OR OTHER ADVISORS. THE COURT HAS NOT PASSED UPON THE ACCURACY, COMPLETENESS OR ADEQUACY OF ANY SUCH DOCUMENTS AND THE FACT THAT SUCH DOCUMENTS HAVE BEEN FILED WITH THE

COURT SHOULD NOT BE TAKEN AS ANY ASSURANCE THAT SUCH DOCUMENTS ARE ACCURATE, COMPLETE OR ADEQUATE.

        NO REPRESENTATIONS ARE MADE CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS, THE VALUE OF THEIR PROPERTY, OR THE VALUE OF ANY BENEFITS OFFERED TO CREDITORS IN CONNECTION WITH THE PLAN OR AUTHORIZED BY THE LENDERS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCES WHICH ARE CONTRARY TO THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION. ATTACHED HERETO AS EXHIBIT 2 IS THE MOST RECENT FORM 10K FILED BY THE DEBTORS WITH THE SECURITIES AND EXCHANGE COMMISSION.

        THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN. DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE THE DISCLOSURE STATEMENT AND THE MATERIALS RELIED UPON IN PREPARATION OF THE DISCLOSURE STATEMENT WERE COMPILED.

        THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY OF ANY PARTY OR BE ADMISSIBLE IN ANY PROCEEDINGS INVOLVING THE DEBTORS OR ANY PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE FACTS OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON CLAIMANTS HOLDING CLAIMS.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, BY ITS NATURE, IS FORWARD LOOKING, CONTAINS ESTIMATES AND ASSUMPTIONS THAT MAY PROVE TO BE WRONG, AND CONTAINS PROJECTIONS THAT MAY PROVE TO BE WRONG, OR THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL OR FUTURE RESULTS.

        EACH CLAIMANT, INCLUDING ANY EQUITY SECURITY HOLDER, SHOULD CONSULT ITS INDIVIDUAL ATTORNEY AND ACCOUNTANT AS TO THE TAX, ECONOMIC AND BUSINESS EFFECT OF THE PLAN ON SUCH INDIVIDUAL CLAIMANT OR EQUITY SECURITY HOLDER.

        THIS IS A JOINTLY-PREPARED AND NEGOTIATED PLAN BETWEEN THE DEBTORS AND THE LENDERS. IT IS THE OPINION OF THE DEBTORS AND THE LENDERS THAT THIS PLAN IS IN THE BEST INTEREST OF ALL THE DEBTORS' CREDITORS AND THAT THE RECOVERY UNDER THIS PLAN IS GREATER THAN ANY RECOVERY THAT THE CREDITORS COULD ACHIEVE IN LIQUIDATION. IT IS ALSO THE OPINION OF THE LENDERS THAT THE CREDITORS, OTHER THAN THE LENDERS, WOULD NOT RETAIN ANY INTEREST IN A REORGANIZED DEBTORS PURSUANT TO ANY PLAN BEING CONFIRMED OTHER THAN THIS PLAN.

        THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

        A. Purpose of this Disclosure Statement.

        The Debtors and Lenders submit this Disclosure Statement, pursuant to
Section 1125 of the Bankruptcy Code, to all known Claimants holding Claims against the Debtors for the purpose of disclosing that information, which the Bankruptcy Court has determined is material, important and necessary for Claimants, including equity security holders, of the Debtors to arrive at a reasonably informed decision about exercising their right to vote for acceptance or rejection of the Plan, as presently on file with the Bankruptcy Court.

        B. Explanation of the Purpose of the Plan.

1.      PURPOSE OF CHAPTER 11.

        Chapter 11 of the Bankruptcy Code is often called "Commercial Bankruptcy." Chapter 11 deals with the formulation of a Plan of Reorganization and outlines how a Debtors' debts will be paid. Unlike cases under Chapters 7, 12 and 13 of the Bankruptcy Code, a trustee is not automatically appointed in a Chapter 11 case. Instead, the Debtors remain in control of the Estate as the "Debtors-in-Possession" with most of the powers and duties of a trustee. In addition to statutory requirements relating to plan formulation, confirmation and post-confirmation matters, a Chapter 11 Bankruptcy case is also shaped by statutory prohibitions against collection efforts or enforcement efforts by creditors (the automatic stay) in order to allow the Debtors breathing space in which to reorganize. The Bankruptcy Code contains a number of other significant provisions applicable to Chapter 11 cases, such as those relating to pre-petition executory contracts, which confer powers on the Debtors-in-Possession and also provide Creditors with certain rights and remedies.

2.      FILING OF THE CASE.

        On the Petition Date, the Debtors filed the Case pursuant to Chapter 11 of the Bankruptcy Code. Since the filing of the Case, the Debtors have operated as Debtors and Debtors-in-Possession in accordance with the provisions of Sections 1107 and 1108 of the Bankruptcy Code.

3.      FORMULATION OF THE PLAN.

        Formulation of the Plan is the principal purpose of a Chapter 11 case. A Plan sets forth the means for satisfying Claims. After the Plan has been filed, it must be accepted by holders of Claims against the Debtors. Section 1125 of the Bankruptcy Code requires full disclosure before solicitation of acceptances of the Plan of Reorganization. This Disclosure Statement is presented to Claimants to satisfy the requirements of Section 1125 of the Bankruptcy Code.

4.      VOTING REQUIREMENTS.

        Chapter 11 does not require that each Claimant, including any equity security holder, holding a Claim against the Debtors vote in favor of the Plan for it to be confirmed by the Bankruptcy Court. For any class of "impaired" Claims to accept the Plan, Section 1126(c) of the Bankruptcy Code requires that Claimants that hold a majority in number and two-thirds (2/3) in amount of the Allowed Claims in such Class that actually vote on the Plan must vote to accept the Plan. Holders of unimpaired Claims are not entitled to vote on the Plan. Once the requisites for acceptance of any class of Claims are met, all Claimants assigned to such Class shall be bound by the decision of the majority of the votes. Thus, voting against the Plan does not assure any holder of a Claim treatment differently than that proposed by the Plan, especially if the holder of such Claim's class votes in favor of the Plan and the Court approves its confirmation.

5.       DEFINITION OF IMPAIRMENT.

         Under Section 1124 of the Bankruptcy Code, a Class of Claims is "impaired" under a Plan unless, with respect to each claim, the plan in question: (i) leaves unaltered the legal, equitable and contractual rights of the holder of such claim or interest; or (ii) notwithstanding any contractual provision or applicable law that entitled the holder of a claim or interest to receive accelerated payment of Claimant's claim or interest after the occurrence of a default, (A) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (B) reinstates the maturity of such claim or interest as it existed before the default, (C) compensates the holder of such claim or interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law, and (D) does not otherwise alter the legal, equitable or contractual rights to which the holder of such claim or interest is entitled by virtue of such claim or interest; or (iii) provides that on the Effective Date of the Plan in question, the holder of such claim or interest receives, on account of such claim or interest, cash equal to (A) with respect to a claim, the Allowed Amount of such claim, or (B) with respect to an interest, if applicable, the greater of
(1) an applicable fixed liquidation preference, or (2) any fixed price at which the Debtors, under the terms of the security, may redeem the security.

6.       CONFIRMATION REQUIREMENTS.

         Even if all Classes of Claims against the Debtors accept the Plan, confirmation may be refused by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for Confirmation and, among other things, requires that the Plan be in the best interest of Claimants and Interest Holders. It generally requires that the value to be distributed to Claimants and Interest Holders may not be less than such parties would receive if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code.

7.       CRAMDOWN.

         Pursuant to Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm the Plan even though less than all of the Classes of Claims have accepted. Confirmation of the Plan over the objection of one or more impaired Classes of Claims is generally referred to as a "cramdown." For the Plan to be confirmed over the objection of an impaired Class of Claims, the proponents of the Plan must show that the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims that is impaired under, and has not accepted, the Plan.

8.       EFFECT OF CONFIRMATION.

         Confirmation makes the Plan binding upon the Debtors, all Claimants (including the holders of any contingent Claims), and other parties-in-interest regardless of whether it has been accepted by them. If property is transferred to a third party free and clear of liens, claims and encumbrances pursuant to the Plan, then such liens, claims and encumbrances shall attach only to the proceeds of the sale and shall not attach to or be a claim against the transferee or the property transferred.

         C. Procedure for Filing Proofs of Claim.

1.       BAR DATE.

         (a) General Bar Date for Claims. By order entered on or about April 5, 2001, the Bankruptcy Court required that all Proofs of Claim must have been filed on behalf of Claimants in the Case by July 26, 2001. If a Claimant is listed in the Debtors' Statements and Schedules as noncontingent, liquidated and undisputed and the Claimant agrees with the scheduled claim amount, a Proof of Claim need not be filed. The Schedules are on file at the Bankruptcy Court and are open for inspection during regular Bankruptcy Court hours. Similarly, if during the course of the Case a Bankruptcy Court order is entered allowing a specific Claim, a Proof of Claim need not be filed.

         (b) Administrative Claims Bar Date. Unless otherwise ordered by the Bankruptcy Court, the Confirmation Order will operate to set a Bar Date for Administrative Claims, which Bar Date will be thirty (30) calendar days after entry of the Confirmation Order. Claimants holding Administrative Claims not paid on the Effective Date may submit Proofs of Claim on or before such Bar Date. The Notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of the Administrative Claims Bar Date. The Lenders and/or their agent will have ninety (90) calendar days after the entry of the Confirmation Order to review and object to such Claims before a hearing for determination of such Administrative Claims is held by the Bankruptcy Court. Funds to pay all Allowed Administrative Claims shall be deposited by the Lenders and/or Debtors from the proceeds of liquidation of the Debtors' Assets into the Administrative Expenses Fund, a Fund established at AmSouth Bank and owned by the Lenders. Allowed Administrative (and Allowed Priority) Claims will be paid from funds in the Administrative Expenses Fund.

2.       EXECUTORY CONTRACTS.

         Parties to executory contracts or unexpired leases that are rejected under the Plan or otherwise must file a Claim (unless such Claim appears on the Schedules of the Debtors as an undisputed, liquidated and noncontingent claim and is thereby deemed to be filed under Section 1111(a) of the Bankruptcy Code) resulting from such rejection. Claims arising from damages as a result of the rejection of executory contracts or unexpired leases through operation of this Plan shall have thirty (30) days from entry of the Confirmation Order to submit a proof of claim for such damages or such Claim shall forever be barred. Claims for rejection damages of executory contracts or unexpired leases rejected prior to Confirmation were required to have filed Proofs of Claim pursuant to the various Orders entered by the Court in connection with such rejection. Failure to file a Proof of Claim for rejection damages by the various bar dates in this Case shall result in such claim being forever discharged and forever barred from collection.

         D. Voting Procedures and Requirements.

1.       PERSONS ENTITLED TO VOTE.

         Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims which are impaired under the terms and provisions of the Plan are required to vote to accept or reject the Plan. Furthermore, a Class of Claimants which is not entitled to receive distributions under the Plan is deemed to have rejected the Plan pursuant to ss. 1126(f) of the Bankruptcy Code. Claimants holding Disputed Claims are not entitled to vote on thE Plan unless the Bankruptcy Court, upon motion of the Claimant whose Claim is disputed, temporarily allows the Claimant an amount which it deems proper for purposes of voting to accept or reject the Plan. Any such motion must be heard and determined before the date established by the Bankruptcy Court as the final date for voting on the Plan. Additionally, the Bankruptcy Court may disregard the vote of any Claimant if his vote was not solicited or procured in good faith or in accordance with the Bankruptcy Code.

2.       VOTING INSTRUCTIONS.

         (a) Ballots. In voting for or against the Plan, please use only the ballot sent to you with this Disclosure Statement. If you receive more than one ballot, you should assume that each ballot is for a separate claim and should complete and return all of them.

         If you are a member of a Class and did not receive a ballot for such Class, or if your ballot is damaged or lost or if you have any questions concerning voting procedures, contact Christine Cronk at (615) 244-6380.

         (b) Returning Ballots. You should complete and sign each enclosed ballot and return it in the enclosed envelope to

                  CHRISTINE CRONK
                  WALLER LANSDEN DORTCH & DAVIS, PLLC
                  511 UNION STREET, SUITE 2100
                  NASHVILLE, TN 37219

                  (the "Solicitation Agent").

         In order to be counted, ballots must be actually received by the Solicitation Agent on or before JUNE 4, 2002, by 5:00 p.m., Central Daylight Time, at the applicable address set forth above. Alternatively, you may fax your ballot to Ms. Cronk at 615-244-6804, but such faxes must be received by 5:00 p.m., Central Daylight Time, on June 4, 2002. If the ballot is faxed as set forth above, the actual signed ballot must be received by the Solicitation Agent at the address set forth above by 5:00 p.m., Central Daylight Time, on June 5, 2002, or such faxed ballot shall not be counted.

IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN. BALLOTS NOT RECEIVED BY THE DATE AND TIME SET FORTH HEREIN SHALL NOT BE COUNTED.

3.       INCOMPLETE OR IRREGULAR BALLOTS.

         Ballots which fail to designate the Class to which they apply shall be counted, subject only to contrary determinations by the Bankruptcy Court, in the Class determined by the Debtors and Lenders. Ballots that are signed and returned, but not expressly voted either for acceptance or rejection of the Plan, will NOT be counted.

4.       BALLOT RETENTION.

         The original ballots of the Claimants shall be maintained by the Solicitation Agent for six (6) months after entry of the Confirmation Order and then shall be destroyed, unless otherwise ordered by the Court.

5.       APPROVAL OF DISCLOSURE STATEMENT.

         On May 3, 2002, the Bankruptcy Court approved this Disclosure Statement and on May 3, 2002 issued an Order evidencing the Bankruptcy Court's approval of this Disclosure Statement.

6.       CONFIRMATION HEARING.

         The Bankruptcy Court has set a hearing to determine whether to confirm the Plan (the "Confirmation Hearing") for JUNE 14, 2002 at 11:00 a.m.(CDT) in the courtroom of the Honorable David S. Kennedy, Chief United States Bankruptcy Judge for the Western District of Tennessee, Western Division, on the Ninth Floor, 200 Jefferson Street, Memphis, Tennessee. The Confirmation Hearing may be adjourned, from time to time, by the Bankruptcy Court with no further notice, except for an announcement made at the Confirmation Hearing or any adjournment thereof.

7.       OBJECTIONS.

         Any objections to the Confirmation of the Plan must be in writing and filed with the Bankruptcy Court and served upon the following parties, on or before 5:00 p.m., Central Daylight Time, on JUNE 4, 2002:

                            JONATHAN E. SCHARFF, ESQ.
                   HARRIS, SHELTON, DUNLAP COBB & RYDER, PLLC
                              2700 ONE COMMERCE SQ.
                                MEMPHIS TN 38103

                              JOHN C. TISHLER, ESQ.
                          WALLER LANSDEN DORTCH & DAVIS
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                              NASHVILLE CITY CENTER
                          511 UNION STREET, SUITE 2100
                            NASHVILLE, TN 37219-1760

                              SEAN M. HAYNES, ESQ.
                         UNITED STATES TRUSTEE'S OFFICE
                            200 JEFFERSON AVE STE 400
                                MEMPHIS, TN 38103

                  III. DEBTORS' BUSINESS OPERATIONS AND HISTORY

         The Debtors, until recently, were a leading comprehensive cancer management company that provided high dose chemotherapy on an outpatient basis, owned assets and managed non-medical aspects of oncology practices, compounded and dispensed cancer pharmaceuticals and conducted clinical trials for pharmaceutical companies. Through the services it provided, until recently, the Debtors were affiliated with more than 300 oncologists nationwide. Publicly traded for several years, ROI (Nasdaq: ROIX) was delisted by Nasdaq early in 2001, prior to the filing of this Case.

         The Debtors, until recently, owned the assets and managed the business aspects of five oncology practices in eleven (11) locations ("Physician Practice Management" or "PPM"). Through the PPM system, the Debtors were responsible for providing facilities, equipment, supplies, support personnel and management and financial advisory services.

         Also, at least early in this Case, the Debtors owned and/or operated a national network of 23 advanced cancer treatment centers ("IMPACT Centers") operating in 13 states. The IMPACT Centers provided vital, sophisticated treatment to advanced stage cancer patients. During the 1999 fiscal year, the IMPACT Centers provided life-enhancing services to more than 470 cancer patients. During the 2000 fiscal year, the IMPACT Centers treated approximately 240 additional patients.

         The Debtors also, until recently, operated five institutional pharmacies for certain affiliated oncologists. From these pharmacies, the Debtors provided pharmacy management services to medical oncology practices.

         Prior to the Petition Date, Debtors entered into a Credit Agreement (the "Credit Agreement") with AmSouth Bank (individually, "AmSouth," and in its role as agent as defined in the Credit Agreement, "Agent"), Union Planters Bank, National Association ("Union Planters"), and Bank of America, N.A., f/k/a NationsBank, N.A. ("Bank of America"). Collectively, AmSouth, Union Planters and Bank of America are referred to herein as the "Lenders."

         The Credit Agreement, including all amendments, documents, instruments, and agreements executed in connection therewith may be referred to as the "Loan Documents." Pursuant to the Loan Documents, Debtors incurred Obligations in favor of the Lenders (the "Obligations"), which Obligations the Court found, pursuant to the Cash Collateral Order, were in default as of the Petition Date. As of the Petition Date, the Obligations owed to the Lenders totaled $29,545,087.31 (the "Lenders' Claim"), which includes principal and unpaid interest.

         By Order entered October 26, 2001, the Court allowed the Lenders' Claim and found that it was not subject to any defense or counterclaim. The repayment of the Lenders' Claim is secured by substantially all, if not all, of their assets and properties, including the Debtors' Cash Collateral, and its contract rights with the PPMs. A full description of the extent of the Lenders' liens against the Debtors' property is attached as Exhibit A to the Cash Collateral Order entered by the Court on October 26, 2001.

         Because of numerous factors, including the on-going litigation with the physicians and physician practices that formed the most valuable aspects of the Debtors' operations, the Debtors did not believe that a reorganization of their business would be feasible. From the Petition Date to the end of 2001, the Debtors attempted to market and sell most of their Assets to third-party purchasers. To this end, the Debtors' officers and the professionals engaged by the Debtors to assist them in this process, contacted and solicited bids for their businesses. Simultaneously, the Debtors approached the physicians who operated the various clinics at which the Debtors' PPM services were provided about buying its PPM and/or pharmacy businesses. In November 2001, the Debtors received offers to purchase substantially all of the Debtors' assets for amounts substantially less than the Allowed amount of the Lenders' Claim. The terms of such offers did not provide certainty of the amount to be received. Due to increasingly poor economic conditions throughout the country (especially for companies managing physician practices), the market for a third-party purchaser of substantially all of the Debtors' Assets for a price approximating fair market value became unlikely. Further, the Debtors recognized that it would be difficult to sell most of their assets for so long as litigation with the physicians who operated the various clinics at which the Debtors' PPM services were offered, was ongoing. Accordingly, the Debtors, with the Lenders' consent, decided to seek a sale of the PPM assets to the physicians, a settlement of outstanding litigation among the parties, and to liquidate the remaining assets of the Debtors.

         As of the day this Disclosure Statement was approved, substantially all of the Debtors' Assets have been liquidated. Sales have been approved by the Court and have closed or are expected to close shortly. All PPM operations have been sold to the physicians who operated the clinics at which the PPM operations were conducted. Substantially all of the IMPACT Centers have been closed or sold. The pharmacy management business is in the process of being sold to third-parties, or will be closed and the accounts collected. It is anticipated that most of the day-to-day functions (other than the collection of accounts and proceeds from the sales of Assets) will cease within the next few weeks and the Debtors' headquarters will be closed by the end of May, 2002.

         On April 22, 2002, a "Consent Order Extending and Modifying Order Entered October 26, 2002 Authorizing Debtors to Use Cash Collateral," became final. Pursuant to that Order, the Court has approved the resignation of the current members of the Boards of Directors of the Debtors (the "Boards") and their replacement with new members who are mutually acceptable to the Lenders, the Debtors and the outgoing members of the Boards. In addition,

Anthony LaMacchia, as chief executive officer and member of the Boards of the Debtors, has been terminated and replaced by Charles Sweet, a person recommended by the Lenders, who will supervise the liquidation of the Debtors' Assets and final winddown of the Debtors' operations. Mr. LaMacchia also has received $859,258 in satisfaction of the claims he may have against the Debtors pursuant to his employment contracts and orders entered by the Court during the course of the Case.

                         IV. SUMMARY OF THE JOINT PLAN

1.       OVERVIEW.

         The Plan, filed April 12, 2002, provides that the Lenders, from their collateral,(1) will fund the payment in full of all Allowed Administrative and Priority Claims (estimated to be $3,500,000), plus $250,000 to general unsecured Creditors. The remaining funds from the liquidation of the Debtors' Assets will be paid to the Lenders as they are collected and, once the liquidation of all or most of the Assets is completed, the Debtors will be dissolved.

         The following summary is qualified by the exact terms and provisions of the Plan. Amendments beneficial to one or more classes without further impairment of other classes may be made in the Plan. Such amendments may


---------------
(1) Pre-petition, the Debtors granted the Lenders a first-priority lien in substantially all of their Assets. Post-petition, pursuant to the Cash Collateral Order, the Lenders' liens were recognized as valid, unavoidable and fully enforceable, and the Lenders' secured claim, in the amount of $29,545,087.31 was allowed. Pursuant to the terms of the Cash Collateral Order, all proceeds of the liquidation of the Assets are subject to the lien of the Lenders.

be approved by the Bankruptcy Court at the Confirmation Hearing without resolicitation of creditors' and interest holders' votes.

         The Plan separates claims and interests into five (5) classes. The following is a summary description of the treatments of each class of Claims. Claimants are urged to consult the Plan for more detailed treatment of their Claims.

2.       CLASS 1--ADMINISTRATIVE CLAIMS.

         Administrative claims include the claims incurred by the Debtors in the administration of their bankruptcy cases, as well as claims allowed by the Court as priority claims. The Debtors estimates that they may have administrative claims on the Effective Date equal to approximately $3,500,000. These Administrative Claims include all Allowed Claims of trade vendors, fees and charges assessed against the Debtors' estate by professionals hired by the Debtors as approved by the Court, all fees and charges assessed against the estate pursuant to 28 U.S.C. Section 1930, employee Claims, and Priority Claims. The Allowed Administrative Expenses will be paid in full on the Effective Date unless some other treatment is agreed to by these creditors. Administrative Claims not allowed by the Effective Date will be paid as they are Allowed. The payment to Allowed Administrative Claimants will come from the Administrative Expenses Fund. This Class is unimpaired and not entitled to vote on the Plan.

3.       CLASS 2--SECURED CLAIM OF LENDERS.

         The Lenders' Claim has been allowed by the Cash Collateral Order in the total amount of $29,545,087.31. According to the Debtors' records, as of April 1, 2002, that Claim had been reduced to $25,042,295.15. In full satisfaction of the Lenders' Claim, AmSouth, as agent for the Lenders, shall receive all amounts collected from the liquidation of the Debtors' Assets (both as of the Effective Date, and thereafter), except for (1) amounts necessary to fund the Administrative Expenses Fund; (2) $250,000 to be paid into the Creditors' Trust for distribution on account of all Allowed Class 4 Claims; (3) $25,000, to be paid to reimburse fees and expenses of the Creditors' Trustee; and (4) the Winddown Fund. AmSouth shall then distribute all such Assets it receives pursuant to the terms of the Loan Documents. The Claims of certain Creditors, shown on Exhibit B of the Plan, have agreed to subordinate their Claims to the Claim of the Lenders and any distribution otherwise payable to them under the Plan shall also be paid to the Lenders. Pursuant to Exhibit 3 hereto, the Lenders are projected to receive an additional $15.5 million to $18.7 million on their Claim from the liquidation of the Debtors' remaining Assets after April 1, 2002, thus leaving a deficiency of at least $6,000,000. This Class is impaired and is entitled to vote on the Plan.

4.       CLASS 3--OTHER SECURED CREDITORS.

         The Debtors do not believe there are any Creditors in this Class, which consist of any Creditor with a secured Claim other than that of the Lenders. To the extent there are such Creditors, and their Claims are not junior to the

Lenders' Claims, upon the allowance of such Claim, such Allowed Claim may be satisfied, at Lender's option, by tendering the collateral which secures such Claim, or by paying the value of such collateral. To the extent such Claim is junior to the Claim of the Lenders, then such Claim shall be treated in the manner provided in Class 4. This Class is unimpaired and is not entitled to vote on the Plan.

5.       CLASS 4--UNSECURED NON-PRIORITY CLAIMS.

         Class 4 consists of all Allowed unsecured, non-priority Claims in the approximate amount of $17.4 million.(2) In full satisfaction of all Claims in this Class, each such Allowed Claim shall receive, pro rata, a distribution from the Creditors' Trust, funded with $250,000 from the Lenders' collateral. Upon the Allowance of Claims in this Class, such Claimant shall receive an amount determined by multiplying $250,000 by a fraction, the numerator of which is the Allowed amount of its Claim, and the denominator of which shall be all Allowed Claims of this Class. This Class is impaired and is entitled to vote on the Plan.

6.       CLASS 5--CLAIMS OF SHAREHOLDERS.

         This Class consists of all shareholders of the Debtors, including those holders of options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any stock or other ownership interest in the Debtors, and any contracts subscriptions,







---------------
(2) The exact amount of Claims in Class 4 will not be known until the Claims allowance process has been completed. It is estimated that the Claims against this pool of funds could be as little as $5 million or as much as $18 million.

commitments or agreements, pursuant to which the non-Debtors party was or could have be entitled to receive shares, securities or other ownership interests in Debtors. Because Classes 2 and 4 are not being paid in full, the members of this Class shall receive nothing on account of their Claims and their interests in the Debtors shall be cancelled on the Effective Date. Pursuant to 11 U.S.C.
ss. 1126(g), Creditors in this Class shall be deemed to have rejected the Plan, and the votes of this Class will not be solicited.

                    V. IMPLEMENTATION OF PLAN AND FEASIBILITY

         The primary means for execution and implementation of the Plan is the liquidation of all the Debtors' Assets and the distribution of those Assets pursuant to the terms of the Plan. Attached hereto as Exhibit 3 is a description of the amounts projected by the Debtors and Lenders to be received by the Estate and the approximate date of such receipt. Pursuant to this description, it appears that as of June 1, 2002, the Debtors will have cash on hand sufficient to fund the Administrative Expenses Fund, the Expenses Fund and the Winddown Fund in amounts as may be required pursuant to the Budget attached as Exhibit A to the Plan. As such, the Plan appears feasible.

         With respect to Allowed Class 1 Claims, the Debtors and/or the Winddown Person shall distribute an amount equal to any Allowed Administrative Claim, on the date provided for in the Plan to the holder of such Claim. With respect to Allowed Class 2 Claims, the Debtors and/or the Winddown Person shall make distributions to the Lenders on the thirtieth (30th) day of each month, commencing in the month on which the Confirmation occurs, of all cash, less the amount the Winddown Person shall determine needs to be withheld to fund any shortfalls in the Funds, on hand. With respect to Allowed Class 4 Claims, the Creditors' Trustee shall distribute the appropriate amount to the holder of such Allowed Claims in such Class following the funding of such Creditors' Trust. Such distribution shall be made periodically, on dates determined in the sole discretion of the Creditors' Trustee.

         In addition to the funding of the Funds, on the Effective Date Response Oncology, Inc. (the "Parent") and its subsidiaries (the "Subsidiaries") will be deemed substantively consolidated into the estate of Response Oncology, Inc. Thus, all Claims of all Creditors of any Debtors shall be treated similarly, all in the manner provided in this Plan, without regard for the separate assets of any subsidiary of the Debtors or any Claim being assertable against only the Parent or only the Subsidiaries.

         Between the Confirmation and the Effective Date, the Lenders and the Boards shall select a Winddown Person who shall undertake the final liquidation of the Assets, application of proceeds of such Assets pursuant to the Plan and, eventually, the cessation of the operations of the Debtors. On the Effective Date, the separate Boards shall be deemed disbanded, and the Subsidiaries shall be deemed merged into the Parent. The Winddown Person shall also become the sole Board member and officer of the consolidated entities. A single share of stock in the consolidated entity shall be issued to AmSouth, as agent. On or before September 30, 2002, the Winddown Person and the Lenders shall determine when the operations of the Debtors shall cease and shall file with the Court a Notice of Termination Date, the date upon which all operations will cease, the Debtors deemed dissolved, and all Assets then remaining shall be transferred to the Lenders.

                            VI. LIQUIDATION ANALYSIS

         The Bankruptcy Code requires as a condition to confirmation that the Bankruptcy Court find that the Plan is in the "best interest" of the Debtors, creditors, and interest holders. In that connection, the Bankruptcy Code requires that creditors receive or retain property under the Plan which is of a value not less than what such creditors or interest holders would receive in a liquidation proceeding under Chapter 7 of the Bankruptcy Code. In a Chapter 7 proceeding, a trustee would be appointed to oversee the liquidation of the Debtors' assets with proceeds distributed to creditors and interest holders according to their respective interest and priorities. In a liquidation, a company's assets are typically sold for significantly less than their going-concern value. Return to creditors is, therefore, reduced. Further, because the Lenders' Claim has been Allowed in an amount greater than the total amount of Assets expected to be received by the estate, and all the Debtors' Assets are subject to the satisfaction of the Lenders' Claim, holders of Administrative, Priority and Unsecured Claims would receive nothing in a liquidation of the Debtors. Although approximately $900,000 in Avoidance Actions has been collected by the Debtors in this case, it is not anticipated that any other recovery will come from avoidance actions. Further, to the extent the Avoidance

Action recoveries have not been spent on operations, such amounts are subject to the superpriority administrative claim pursuant to 11 U.S.C. ss. 507(b) granted to the Lenders in paragraph 36 of the Cash Collateral Order resulting from the decline in value of the Collateral during the term of this case. Thus, because approximately $3.5 million in administrative expense claims are being paid in full, plus $250,000 is being distributed to unsecured Creditors, this Plan provides for a greater recovery than a liquidation of the Debtors and its Assets would return.

                             VII. TAX CONSIDERATIONS

         The Plan does not attempt to address the tax consequences of creditors. To be able to accurately advise creditors regarding tax consequences, if any, of the Plan, the Debtors and Lenders would have to be provided with detailed financial information for each Creditor. The Plan may affect Creditors differently, and Creditors are urged to consult with their own professionals regarding these possible tax consequences.

                         VIII. RISK FACTORS OF THE PLAN

         A. General.

         The following is intended as a summary of certain risks associated with the Plan. It is not exhaustive and must be supplemented by the analysis and evaluation made by each Claimant and its own advisors of the Plan and this Disclosure Statement as a whole.

         B. Bankruptcy Risks.

1.       INSUFFICIENT ACCEPTANCES.

         For the Plan to be confirmed, each impaired class of Claims is given the opportunity to accept or reject the Plan, except for those classes which receive no distribution under the Plan. With regard to such impaired classes which vote on the Plan, the Plan is accepted by the Claimants of such class actually voting on the plan which hold at least two-thirds in amount and more than one-half the number of the total allowed claims of which the class voted. Only those members of the class who vote to accept or reject the Plan will be counted for voting purposes. If any class of Claims that is impaired under the Plan fails to accept the Plan by the minimum percentage of votes, the Debtors intend to request Confirmation pursuant to the cramdown provisions of Section 1129(b) of the Bankruptcy Code, which allow Confirmation of the Plan regardless of the fact that particular class of Claimants has not accepted the Plan. However, there can be no assurances that any impaired class of Claimants under the Plan will accept the Plan; therefore, Debtors may not be able to use these cramdown provisions of the Bankruptcy Code for Confirmation of the Plan.

2.       CONFIRMATION RISKS.

         The following specific risks exist with respect to Confirmation of the
Plan: (i) any objection to the Plan filed in the reorganization case by a member of the class of Claims or interest could either prevent Confirmation of the Plan or delay such Confirmation for a significant period of time; (ii) a certain Claimant can prevent Confirmation by (a) contesting the Allowed amount of its Claim under the Plan and successfully contend that such amount should be higher than the amount reflected on the Debtors' schedules, or (b) successfully contend that the Claim of such Claimant should be included in a different class under the Plan. The Bankruptcy Court may deem that the Plan is not feasible and may deny Confirmation based on certain of these Claimant's actions; (iii) if any impaired class of Claims under the Plan fails to provide acceptance levels to meet the minimum classified requirements, then Debtors may be forced to request a cramdown and seek Confirmation over their objections.

         In addition, the Plan provides that, if the Plan is not Confirmed by July 15, 2002, then the Lenders shall seek a dismissal or conversion of this Case, which could result in members of the Administrative, Priority and Unsecured classes of Creditors receiving nothing on account of their Claims.

                  IX. EFFECT OF CONFIRMATION AND MISCELLANEOUS

         A. Discharge of Claims.

         The Plan provides that the entry of the Confirmation Order will act as a full and complete discharge of all claims against the Debtors and all assets of the Debtors of any nature including, without limitation, any liability of the kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code that arose or has been asserted against the Debtors at any time after entry of the Confirmation Order or that arises from any pre-Confirmation conduct of the Debtors whether or not the Claim is known to or knowable by the Claimant. The discharge of the Debtors will become effective as to each Claim, whether or not the Claim or interest constitute an allowed claim or interest and whether or not the holder of the claim of interest has voted to accept the Plan as provided in Section 524 of the Bankruptcy Code. A discharge herein provides and operates as an injunction against the prosecution of any Claims so discharged.

         B. Releases of Claims Against Debtors and Lenders.

         Pursuant to Article X of the Plan, the Confirmation Order shall act as a general, broad release of the Debtors, their agents, the Lenders and their agents. Further, the Plan will release and permanently enjoin the claims of creditors, shareholders and other holders of the ROI Interests from pursuing Claims against the Debtors, their Agents, the Lenders or their Agents, including the officers and directors of the Debtors.

         C. Confirmation Injunction.

         Except as otherwise specifically provided for in the Plan, upon Confirmation, the Plan will provide that all persons who have held, hold, or may hold any Claims against the Debtors (and other parties as outlined in the Plan) are permanently enjoined on and after the Effective Date (a) from commencing or continuing in any manner, action, or other proceeding with respect to any such Claim against the Debtors, the Reorganized Debtors, or its officers or directors; (b) from the enforcement, attachment, collection, or recovery by any manner or means of any judgment award or decree ordered against the Debtors or property of the Debtors with respect to any such claim; (c) from creating, perfecting, or enforcing any encumbrance of any kind of the Debtors against property of the Debtors with respect to any such Claim; and (d) from asserting a set-off, any right of subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, or against the property of the Debtors with respect to any Claim.

         D. Objections to Releases and Injunctive Relief.

         Two parties (the "Objectors") have expressed concern about the discharge and confirmation injunctions provided in the Plan, as well as the releases. The Objectors claim that the Plan is unconfirmable with the releases and injunctions as they are contained in the Plan attached hereto. Although the Debtors and Lenders disagree with this assessment and have not changed the nature or scope of the releases since the Plan was originally filed, nor have they deleted the discharge or confirmation injunctions from the Plan, they desire, if at all possible, a confirmable and consensual Plan. Accordingly, creditors, when determining whether to vote in favor of the Plan, should assume that the Plan will contain the releases, as described in the Plan attached to this Disclosure Statement, as well as the discharge and confirmation injunctions. However, based upon negotiations the Debtors and Lenders may have with the Objectors, the scope or nature of the releases and the discharge and confirmation injunction provisions currently found in the Plan may change, and creditors should consider such possible changes to the Plan when determining whether to vote in favor of the Plan.

         E. Executory Contracts and Unexpired Leases.

         The Plan provides that upon entry of the Confirmation Order, all executory contracts and unexpired leases except those which shall, on the

Confirmation Date, either have been assumed or the subject, are pending motions by the Debtors to assume pursuant to Section 365 of the Bankruptcy Code or are rejected.

         F. Retention of Jurisdiction.

         The Court shall retain jurisdiction of the Proceedings pursuant to the provisions of the Bankruptcy Code until the Proceedings are closed and further with respect to specific matters identified in the Plan.

         G. Provisions for Modification of the Plan.

         The Debtors and Lenders may propose amendments or modifications of this Plan at any time prior to Confirmation. After Confirmation, the Debtors may, with approval of the Court, and so long as it does not materially or adversely affect the interests of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan, or in the order of Confirmation, in such manner as may be necessary to carry out the purposes and effect of this Plan. The foregoing provisions do not limit the ability of any party to modify the Plan under 11 U.S.C. ss. 1127 and applicable rules.

         H. Provisions for Revocation of the Plan.

         The Debtors and Lenders reserve the right to withdraw this Plan before the entry of the Confirmation Order. If the Debtors withdraw this Plan or the Confirmation of this Plan does not occur, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against such Debtors, as the case may be, or any other person or to prejudice in any manner the rights of the Debtors or any other person in further proceedings involving the Debtors. Further, if the Plan is not Confirmed by July 15, 2002, the Lenders shall be deemed to have withdrawn their consent to the Plan and have indicated that they will move to have the Case converted or dismissed.

                                  X. CONCLUSION

         The Bankruptcy Court has determined that this Disclosure Statement is adequate and contains information sufficient for holders of claims and interest to make an informed judgment in exercising their rights to vote on the Plan. The Plan is the result of extensive efforts by the Debtors and the Lenders to provide creditors with a meaningful return on their Claims. An alternative to the Plan is liquidation which will, in all likelihood, reduce significantly the return to Creditors on the claims. The Debtors and Lenders believe the Plan is clearly preferable to liquidation and urge Creditors to vote to accept this Plan.

DATED: MAY 3, 2002.


                                    HARRIS, SHELTON, DUNLAP, COBB & RYDER, PLLC


                                    By:
                                         ------------------------------------
                                             Steven N. Douglass (Bar No. 9770)
                                             Jonathan E. Scharff (Bar No. 16890)
                                             One Commerce Square, Suite 2700
                                             Memphis, Tennessee  38103-2555
                                                      (901) 525-1455

                                    Counsel to Debtors, Debtors in Possession

                                    WALLER LANSDEN DORTCH & DAVIS



                                    By:
                                         ------------------------------------
                                             John C. Tishler (Bar. No. 13441)
                                             Robert A. Guy (Bar No. 16715)
                                             511 Union Street, Suite 2100
                                             Nashville, TN 37219
                                             (615) 244-6380

                                    Counsel to AmSouth Bank, as Agent